Exhibit 99

Granite Broadcasting Corporation to Acquire CBS Affiliate
in Upstate New York for $45 Million

New York – January 13, 2006 – Granite Broadcasting Corporation (OTC Bulletin Board: GBTVK) announced today that it has entered into a definitive agreement to acquire the assets of WBNG, Channel 12, the CBS-affiliated television station serving Binghamton and Elmira, New York, for $45 million in cash, before closing adjustments. Binghamton is ranked by Nielsen Media Research as the nation’s 156th largest market, and Elmira is ranked 173rd.

The transaction is subject to FCC approval and other closing conditions and is expected to close during the second quarter of 2006. The Company expects to use a portion of the proceeds from the sales of its two WB affiliates to fund this acquisition. The sales of both WB affiliates are expected to close before the end of January 2006.

Commenting on today’s announcement, W. Don Cornwell, Chief Executive Officer of Granite Broadcasting Corporation, said, “WBNG is a very strong station with a long history as the market’s leading news provider and complements our other upstate New York stations in nearby Syracuse and Buffalo. This acquisition is a terrific fit with our stated strategy of capitalizing on our core strength of operating news-oriented, Big Three network-affiliated stations in the nation’s mid-sized markets. We believe it is an excellent use of proceeds to be received from the sales of our two WB affiliates, and is another positive step in the execution of our strategic plan to realign our asset mix and substantially strengthen our capital structure.

“With today’s announcement, we continue to improve our competitive and financial position. We will continue to seek additional opportunities to prudently invest proceeds from the sales of the WB affiliates, and we look forward to updating you as we execute on these strategic initiatives.”

Granite Broadcasting Corporation owns and operates, or provides programming, sales and other services to 20 channels in the following 8 markets: San Francisco, California; Detroit, Michigan; Buffalo, New York; Fresno, California; Syracuse, New York; Fort Wayne, Indiana; Peoria, Illinois; and Duluth, Minnesota-Superior, Wisconsin. The Company’s channel group includes affiliates of the NBC, CBS, ABC, WB and UPN networks, and reaches approximately 6% of all U.S. television households.

This press release and related statements by management contain forward- looking statements, which represent the Company’s expectations or beliefs concerning future events. Forward-looking statements include information preceded by, followed by, or that includes the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. While we believe these judgments are reasonable, the Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, without limitation, failure to complete the announced sales of the Company’s WB affiliates, general economic conditions, competition in the markets in which the Company’s stations are located, technological change, pricing fluctuations in national and local advertising, innovation in the broadcasting industry, geopolitical factors and changes in laws, regulations and tax rates. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language set forth in the Company’s most recent Annual Report on Form 10K filed with the Securities and Exchange Commission (“SEC”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. There can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting such forward-looking statements.

Press - W. Don Cornwell; or Analyst Contact - Larry Wills, both +1-212-826-2530